Exhibit 99.1

Cryoport Reports Fourth Quarter and Full Year 2021 Results

▪	2021 annual revenue grew to $222.6 million, representing 183% year-over-year growth

▪	Cryoport Systems and CRYOGENE revenue grew 34% year-over-year for the fourth quarter

▪	Enters 2022 with $629 million in cash and short-term investments

▪	Expansion and advancement of robust clinical pipeline continues – now supporting a record 602 clinical trials with 273 in Phase 2 and 74 in Phase 3

NASHVILLE, Tennessee, February 24, 2022 - Cryoport, Inc. (NASDAQ: CYRX) (“Cryoport” or the “Company”), a global leader in temperature-controlled supply chain solutions for the life sciences industry, today announced financial results for the three months and year ended December 31, 2021.

Jerrell Shelton, CEO of Cryoport, commented, “Last year was an important year for Cryoport. Our total revenue grew to a record $222.6 million driven by strong performance by MVE Biological Solutions and CRYOPDP as well as significant organic revenue growth of 40% from Cryoport Systems and CRYOGENE. In our first full year following the transformational acquisitions of MVE Biological Solutions and CRYOPDP, we firmly established Cryoport as a global market leader for comprehensive supply chain solutions for the life sciences industry. And we sharpened our focus on the rapidly growing Cell & Gene Therapy market with an expanding platform of products, services, systems, and solutions. Our overall pipeline of business continues to strengthen with Cryoport Systems now supporting a record 602 clinical trials and 8 commercial therapies globally. To meet our strong and accelerating demand, we have expanded our global network to 33 facilities in 15 countries, strengthened our presence in the high growth APAC and EMEA regions, and completed preparations for the upcoming opening of our first two new Global Supply Chain Centers in the United States. We closed 2021 in the strongest position in our company’s history, with $629 million in cash and short-term investments to support our organic growth as well as provide us with the ability to complete future acquisitions.

“Notwithstanding the global supply chain challenges, fourth quarter revenue reached $56.4 million, an increase of 17% year-over-year. This performance was driven by strong organic year-over-year revenue growth of 34% from Cryoport Systems and CRYOGENE, and a solid performance from CRYOPDP and MVE Biological Solutions despite third-party shipping delays that caused approximately $2.0 million of MVE’s revenue to shift to the first quarter of 2022. Throughout 2021, our teams continued to execute and perform at a very high level across all business units.

“On January 25, 2022, a fire occurred in a portion of MVE Biological Solutions’ New Prague manufacturing facility. The fire caused a curtailment of activity for approximately three weeks, but production has resumed and is now ramping. We expect the revenue impact to be between $4 million and $5 million and to be limited to the first quarter of 2022. Currently, demand for MVE Biological Solutions’ products and systems is at an all-time high and plans are underway to further increase capacities in both United States manufacturing plants.

“Our Biopharma/Pharma revenue increased 18% year-over-year in the fourth quarter of 2021, while Biopharma/Pharma revenue for Cryoport Systems and CRYOGENE grew 38%, demonstrating continued strong traction in the Cell & Gene Therapy market. We now support a record 602 clinical trials, compared with 582 at the end of the third quarter of 2021 and 528 at the end of the fourth quarter of 2020. We also support eight commercial therapies in regenerative medicine, including Novartis’ KYMRIAH®, Gilead/Kite’s YESCARTA® and TECARTUS®, bluebird bio’s ZYNTEGLO™ and SKYSONA™, Bristol Myers Squibb’s BREYANZI® and ABECMA® and Orchard Therapeutics’ LIBMELDY™.

“Our revenue by market for the three months and year ended December 31, 2021, as compared to the same periods in 2020 was as follows:

Cryoport, Inc. and Subsidiaries

Total revenues by market

(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
(in thousands)	2021	2020	% Change	2021	2020	% Change
Biopharma/Pharma	$46,325	$39,301	18%	$180,203	$66,394	171%
Animal Health	7,698	7,168	7%	33,353	7,846	325%
Reproductive Medicine	2,417	1,892	28%	9,052	4,456	103%
Total revenues	$56,440	$48,361	17%	$222,608	$78,696	183%

Mr. Shelton concluded, “The rapidly growing Cell & Gene Therapy market we serve is still in its formative stages and demand for our systems and solutions continues to accelerate. We now support many of the world’s leading life sciences companies with mission-critical supply chain solutions as they endeavor to bring their therapies through clinical trials to the commercial market and ultimately patient populations worldwide. As the therapies we support advance through the clinical stages, we anticipate a growing number of commercial opportunities to emerge, bolstering our long-term outlook for revenue growth and market share gains. We plan to further strengthen our leadership position with a primary focus on service, innovation, and expansion in key markets throughout the world.”

Total Biopharma/Pharma revenue represents over 80% of Cryoport’s total revenue and increased by $7.0 million, or 18%, to $46.3 million for the fourth quarter of 2021 compared to $39.3 million for the fourth quarter of 2020, driven by strong revenue contributions from all business units. For the fourth quarter of 2021, Biopharma/Pharma revenue for Cryoport Systems and CRYOGENE grew by $4.2 million, or 38%, to $15.2 million compared to fourth quarter of 2020 demonstrating continued maturation of Cryoport’s position within the regenerative medicine market.

As of December 31, 2021, the Company supported a net total of 602 clinical trials, a net increase of 20 clinical trials during the fourth quarter of 2021 and 74 clinical trials for the year. The number of trials by phase and region are as follows:

Cryoport Supported Clinical Trials by Phase

	December 31,
Clinical Trials	2021	2020	2019
Phase 1	255	220	185
Phase 2	273	239	195
Phase 3	74	69	56
Total	602	528	436

Cryoport Supported Clinical Trials by Region
	December 31,
Clinical Trials	2021	2020	2019
Americas	475	419	361
EMEA	93	84	61
APAC	34	25	14
Total	602	528	436

A total of eleven (11) Cryoport supported Biologic License Applications (BLAs) or Marketing Authorization Applications (MAAs) were filed in 2021, based on internal information and data from the Alliance for Regenerative Medicine, of which two (2) were filed during the fourth quarter of 2021. During 2022, we anticipate up to an additional nineteen (19) filings, (4) new therapy approvals, and an additional six (6) label or geographic expansion approvals.

Our commercial Cell & Gene Therapy clients continued to expand during 2021, including:

Novartis filed in the United States, Europe, and Japan to expand the use of KYMRIAH® into follicular lymphoma. Currently KYMRIAH® is approved to treat third line diffuse large B-cell lymphoma (DLBCL) and acute lymphoblastic leukemia (ALL).

Gilead/Kite filed, and was granted Priority Review by the FDA, for a supplemental biologic license application in the United States to move YESCARTA® from a third line to a second line treatment for DLBCL with an upcoming expected regulatory decision on April 1, 2022. Gilead also made regulatory submissions with the European Medicines Agency (“EMA”) and expects to receive notice in the second half of 2022. YESCARTA® is also currently approved for the treatment of follicular lymphoma.

Bristol Myers Squibb (BMS) also had significant commercial news in 2021 as BREYANZI® was approved in the United States for third line DLBCL and ABECMA® became the world’s first CAR-T therapy to be approved for the treatment for multiple myeloma. Recently, BMS announced that ABECMA® has also been approved in Japan and that they expect data in 2022 to support the move of ABECMA® from a fifth line treatment to a second line treatment. On February 17th, 2022, BMS announced that their supplemental BLA has been accepted by the FDA to move BREYANZI® from a third line to a second lined treatment for DLBCL. BMS has also secured a priority review of the supplemental BLA from the FDA and expects a regulatory decision by June 24th, 2022.

Financial Highlights

•	Total revenue for the fourth quarter of 2021 was $56.4 million compared to $48.4 million for the fourth quarter of 2020, a year-over-year increase of 17%. Total revenue for Cryoport Systems and CRYOGENE grew 34% for the fourth quarter of 2021 when compared to the fourth quarter of 2020.

•	Biopharma/Pharma revenue increased to $46.3 million, a gain of 18% or $7.0 million for the fourth quarter of 2021 compared to $39.3 million for the fourth quarter of 2020. Biopharma/Pharma revenue for Cryoport Systems and CRYOGENE increased by 38% for the fourth quarter of 2021 compared to the fourth quarter of 2020. Revenue from commercial therapies was $3.6 million, an increase of 44% when compared to the fourth quarter of 2020.

•	Animal Health revenue increased to $7.7 million, a gain of 7% or $0.5 million for the fourth quarter of 2021 compared to $7.2 million for the fourth quarter of 2020.

•	Reproductive Medicine revenue increased to $2.4 million, a gain of 28% or $0.5 million for the fourth quarter of 2021 compared to $1.9 million for the fourth quarter of 2020.

•	Total revenue for the year ended December 31, 2021 increased to $222.6 million compared to $78.7 million for the year ended December 31, 2020, a gain of 183%, or 40% organically.

•	Biopharma/Pharma revenue increased to $180.2 million, a gain of 171% or $113.8 million for the year ended December 31, 2021 compared to $66.4 million for the same period in 2020 and increased by 40% organically. Revenue from commercial therapies increased to $12.8 million, a gain of 23% or $2.4 million for the year ended December 31, 2021 as compared to 2020.

•	Animal Health revenue increased to $33.4 million, a gain of 325% or $25.5 million for the year ended December 31, 2021, compared to $7.8 million for the same period in 2020 and increased by 22% organically.

•	Reproductive Medicine revenue increased to $9.1 million, a gain of 103% or $4.6 million for the year ended December 31, 2021, compared to $4.5 million for the same period in 2020 and increased by 39% organically.

•	Gross margin was 41.0% for the fourth quarter of 2021 compared to 41.1% for the fourth quarter of 2020. Gross margin was 43.4% for the year ended December 31, 2021 compared to 46.2% for the same period in 2020. The full year gross margin for 2021 was primarily impacted by the margin profiles and related margin contributions of the MVE Biological Solutions and CRYOPDP acquisitions completed October 1, 2020. The fourth quarter 2021 gross margin was impacted by continued investments in our growth initiatives, as well as increased costs resulting from capacity constraints of suppliers and transportation networks, primarily impacting the MVE Biological Solutions business.

•	Operating expenses increased by $1.7 million, or 5.8% to $31.5 million for the fourth quarter of 2021 compared to $29.7 million for the fourth quarter of 2020. Operating expenses increased by $48.1 million, or 72.4% to $114.4 million for the year ended December 31, 2021 compared to $66.3 million for the same period in 2020. The increase in operating costs for the full year 2021 was primarily attributable to $40.8 million of additional expenses related to MVE Biological Solutions and CRYOPDP as full year 2020 only included financial results for these two acquisitions for the fourth quarter (both were acquired October 1, 2020). In addition, operating expenses increased by $7.3 million for the year ended December 31, 2021, related to the further build out of our competencies, infrastructure, and technology development to support the continuing scaling of our business and demand for Cryoport’s systems and solutions.

•	In November of 2021, Cryoport completed financial transactions that resulted in the placement of $402.5 million in 0.75% convertible notes, which led to net proceeds of $389.9 million, and the repurchase of $100.7 million of our existing 3.00% convertible notes. This transaction caused a non-cash debt extinguishment expense of $251.8 million. Including this expense, net loss for the three months and year ended December 31, 2021 was $260.1 million and $275.5 million, respectively, compared to a net loss of $11.5 million and $32.7 million for the same periods in 2020, respectively. Adjusted EBITDA for the year ended December 31, 2021 was $19.3 million compared to an Adjusted EBITDA breakeven for the same period in 2020, an increase of $19.3 million over the prior year. Adjusted EBITDA for the fourth quarter of 2021 was $0.8 million compared to Adjusted EBITDA of $3.9 million for the fourth quarter of 2020.

•	Net loss attributable to common stockholders was $262.1 million, or $5.46 per share, for the fourth quarter of 2021, compared to a net loss attributable to common stockholders of $53.9 million, or $1.32 per share, for the fourth quarter of 2020. Fourth quarter 2021 results include the $251.8 million non-cash debt extinguishment expense and a paid-in-kind dividend of $2.0 million, whereas fourth quarter 2020 results include a $39.5 million deemed dividend and $2.8 million paid-in-kind dividend resulting from the private placement of Series C Preferred Stock with the Blackstone Group completed in connection with the MVE Biological Solutions acquisition.

•	Cryoport reported $628.8 million in cash, cash equivalents and short-term investments as of December 31, 2021, compared with $93.3 million as of December 31, 2020.

Note: All reconciliations of GAAP to adjusted (non-GAAP) figures above are detailed in the reconciliation tables included later in the press release.

Further information on Cryoport’s financial results is included in the attached condensed consolidated balance sheets and statements of operations, and additional explanations of Cryoport’s financial performance are provided in Cryoport’s Annual Report on Form 10-K for the year ended December 31, 2021, which is expected to be filed with the Securities and Exchange Commission (“SEC”) on or before March 1, 2022. The full report will be available on the SEC Filings section of the Investor Relations section of Cryoport’s website at www.cryoport.com.

Earnings Conference Call Information

IMPORTANT INFORMATION: A document titled “Cryoport Fourth Quarter and Full Year 2021 In Review”, providing a review of Cryoport’s recent financial and operational performance and a general business update, will be issued at 4:05 p.m. EDT on Thursday, February 24, 2022. The document is designed to be read by investors before the questions and answers conference call and will be accessible at: http://ir.cryoport.com/events-and-presentations.

Cryoport management will host a conference call at 5:00 p.m. EDT on February 24, 2022. The conference call will be in the format of a questions and answers session and will address any queries investors have regarding the Company’s reported results. A slide deck will accompany the call.

Conference Call Information

Date:	February 24, 2022

Time:	5:00 p.m. EDT

Dial-in numbers:	1-877-407-0789 (U.S.), 1-201-689-8562 (International)

Confirmation code:	Request the “Cryoport Call”

Live webcast:	‘Investor Relations’ section at www.cryoport.com or at this link. Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

Questions and answers will be recorded and available approximately three hours after completion of the live event on the Investor Relations section of the Company's website at www.cryoport.com for a limited time. To access the replay of the questions and answers, please follow this link. A dial-in replay of the call will also be available to those interested, until 11:59 p.m. ET on March 3, 2022. To access the replay, dial +1 844-512-2921 (United States) or +1 412-317-6671 (International) and enter replay pin number: 13726525.

About Cryoport, Inc.

Cryoport, Inc. (Nasdaq: CYRX), headquartered in Nashville, TN, is a global leader in temperature-controlled supply chain solutions for the life sciences industry supporting life-saving cell and gene therapies across the clinical and commercial spectrum. With 33 strategic locations covering the Americas, EMEA (Europe, the Middle East and Africa) and APAC (Asia Pacific), Cryoport’s global platform provides mission-critical solutions, services, and products to Biopharma, Animal Health, and Reproductive Medicine customers worldwide. In addition to its standard setting supply chain solutions, Cryoport is the world’s largest manufacturer of cryogenic systems and one of the largest life science focused specialty couriers. As of December 31, 2021, Cryoport supported eight commercial cell and gene therapies and 602 regenerative medicine clinical trials globally, with 74 of these trials in Phase 3.

For more information, visit www.cryoport.com or follow @cryoport on Twitter at www.twitter.com/cryoport for live updates.

Forward-Looking Statements

Statements in this press release which are not purely historical, including statements regarding the Company’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, those related to the Company’s industry, business, plans, strategy, acquisitions, future financial results and financial condition, projected trends in the market in which the Company operates, expected impact of the New Prague facility fire, and regulatory approvals with respect to the products of the Company’s clients. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, including as a result of the COVID-19 pandemic and its variants, trends in the products markets, variations in the Company’s cash flow, market acceptance risks, and technical development risks. The Company’s business could be affected by a number of other factors, including the risk factors discussed in the Company’s Securities and Exchange Commission (“SEC”) reports including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and any subsequent filings with the SEC. The forward-looking statements contained in this press release speak only as of the date hereof and the Company cautions investors not to place undue reliance on these forward-looking statements. Except as required by law, the Company disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Cryoport Investor Contacts:

Todd Fromer

KCSA Strategic Communication

tfromer@kcsa.com

P: 1-212-896-1203

Cryoport, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except share and per share data)	2021	2020	2021	2020
Revenues:
Services revenues	$31,723	$24,964	$119,065	$55,299
Product revenues	24,717	23,397	103,543	23,397
Total revenues	56,440	48,361	222,608	78,696
Cost of revenues:
Cost of services revenues	18,888	15,626	69,297	29,521
Cost of product revenues	14,439	12,841	56,734	12,841
Total cost of revenues	33,327	28,467	126,031	42,362
Gross Margin	23,113	19,894	96,577	36,334
Operating costs and expenses:
Selling, general and administrative	27,586	26,247	97,563	56,860
Engineering and development	3,889	3,494	16,843	9,484
Total operating costs and expenses	31,475	29,741	114,406	66,344
Loss from operations	(8,362)	(9,847)	(17,829)	(30,010)
Other income (expense):
Investment income	1,636	150	3,253	761
Interest expense	(1,128)	(1,077)	(4,689)	(2,560)
Loss on debt extinguishment	(251,754)	-	(251,754)	-
Other expense, net	(1,354)	(854)	(2,823)	(929)
Loss before provision for income taxes	(260,962)	(11,628)	(273,842)	(32,738)
(Provision for) benefit from income taxes	876	98	(1,686)	45
Net loss	$(260,086)	$(11,530)	$(275,528)	$(32,693)
Deemed dividend on Series C convertible preferred stock	-	(39,492)	-	(39,492)
Paid-in-kind dividend on Series C convertible preferred stock	(2,000)	(2,844)	(8,196)	(2,844)
Net loss attributable to common stockholders	$(262,086)	$(53,866)	$(283,724)	$(75,029)
Net loss per share attributable to common stockholders - basic and diluted	$(5.46)	$(1.32)	$(6.18)	$(1.94)
Weighted average common shares outstanding - basic and diluted	48,026,343	40,902,343	45,927,591	38,582,432

Cryoport, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
	December 31,
	2021	2020
(in thousands)
Current assets:
Cash and cash equivalents	$139,101	$36,873
Short-term investments	489,698	56,444
Accounts receivable, net	39,412	31,377
Inventories	16,501	10,535
Prepaid expenses and other current assets	8,804	11,928
Total current assets	693,516	147,157
Property and equipment, net	49,029	30,036
Operating lease right-of-use assets	20,675	14,044
Intangible assets, net	201,427	213,908
Goodwill	146,954	145,282
Deposits	950	1,184
Other long-term assets	419	794
Total assets	$1,112,970	$552,405

Current liabilities:
Accounts payable and other accrued expenses	$28,583	$24,844
Accrued compensation and related expenses	9,912	7,441
Deferred revenue	547	445
Operating lease liabilities	3,542	2,231
Finance lease liabilities	61	59
Total current liabilites	42,645	35,020
Convertible senior notes , net	404,171	111,344
Note payable, net	1,086	4,912
Operating lease liabilities,net	18,144	12,261
Finance lease liabilities, net	51	112
Deferred tax liability	4,018	5,882
Other long-term liabilities	298	176
Contingent consideration	729	-
Total liabilities	471,142	169,707
Total stockholders' equity	641,828	382,698
Total liabilities and stockholders' equity	$1,112,970	$552,405

Note Regarding Use of Non-GAAP Financial Measures

This news release contains the following non-GAAP financial measures as defined in Regulation G of the Securities Exchange Act of 1934: adjusted EBITDA, organic revenue, and organic revenue growth.

Adjusted EBITDA is defined as net loss adjusted for interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, acquisition and integration costs, investment income, and charges or gains resulting from non-recurring events, including loss on extinguishment of debt.

Organic revenue is a change in revenue adjusted for acquisitions of businesses that occurred on or after January 1, 2020. To present period-over-period organic revenues on a comparable basis, revenues are adjusted to include only revenues from those businesses and assets owned during the entirety of both periods. Accordingly, organic revenue excludes revenues attributable to each such acquisition subsequent to the day of acquisition, as there are no revenues from those businesses and assets for the entire comparable prior period.

Organic revenue growth refers to the measure of comparing current period organic revenue with the corresponding period of the prior year.

These non-GAAP financial measures are not calculated in accordance with generally accepted accounting principles (GAAP), are not based on any comprehensive set of accounting rules or principles and may be different from non-GAAP financial measures presented by other companies. Non-GAAP financial measures, including adjusted EBIDTA, organic revenue, and organic revenue growth, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

In evaluating Cryoport's performance, management uses these non-GAAP financial measures to supplement financial statements prepared under GAAP. Management believes adjusted EBITDA provides a useful measure of Cryoport's operating results, a meaningful comparison with historical results and with the results of other companies, and insight into Cryoport's ongoing operating performance. Further, management and the Board of Directors utilize adjusted EBITDA to gain a better understanding of Cryoport's comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. Management believes adjusted EBITDA, when read in conjunction with Cryoport's GAAP financials, is useful to investors because it provides a basis for meaningful period-to-period comparisons of Cryoport's ongoing operating results, including results of operations, against investor and analyst financial models, identifying trends in Cryoport's underlying business and performing related trend analyses, and it provides a better understanding of how management plans and measures Cryoport's underlying business.

Additionally, management believes organic revenue and organic revenue growth provide a useful measure to assess the performance of Cryoport and its business units without the impact of recent acquisitions. Management believes organic revenue and organic revenue growth, when read in conjunction with Cryoport's GAAP financials, are useful to investors because they provide a basis for meaningful period-to-period comparisons of Cryoport's revenues.

Cryoport, Inc. and Subsidiaries

Reconciliation of GAAP net loss to adjusted EBITDA

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands)	2021	2020	2021	2020
GAAP net loss	$(260,086)	$(11,530)	$(275,528)	$(32,693)
Non-GAAP adjustments to net loss:
Depreciation and amortization expense	5,302	7,370	20,247	9,869
Acquistion and integration costs	1,066	3,700	4,406	11,163
Inventory step-up charges	-	727	-	727
Other non-recurring charges	-	225	-	225
Investment income	(1,636)	(150)	(3,253)	(761)
Interest expense, net	1,128	1,077	4,689	2,560
Loss on extinghishment of debt	251,754	-	251,754	-
Stock-based compensation expense	4,182	2,561	15,345	8,916
Income taxes	(876)	(98)	1,686	(45)
Adjusted EBITDA	$834	$3,882	$19,346	$(39)

Cryoport, Inc. and Subsidiaries

Organic revenue growth (non-GAAP) by market

(unaudited)

	Calculation of Organic Revenue for the Three Months Ended
	December 31, 2021			December 31, 2020
	Revenue		Organic	Revenue		Organic	Change in
	as		Revenue	as		Revenue	Organic Revenue
(in thousands)	Reported	Acquisitions	(Non-GAAP)	Reported	Acquisitions	(Non-GAAP)	$ Change	% Change
Biopharma/Pharma	$46,325	$31,089	$15,236	$39,301	$28,243	$11,058	$4,178	37.8%
Animal Health	7,698	7,440	258	7,168	6,942	226	32	14.3%
Reproductive Medicine	2,417	1,134	1,283	1,892	641	1,251	32	2.6%
Total revenues	$56,440	$39,663	$16,777	$48,361	$35,826	$12,535	$4,242	33.8%

Cryoport, Inc. and Subsidiaries

Organic revenue growth (non-GAAP) by market

(unaudited)

	Calculation of Organic Revenue for the Year Ended
	December 31, 2021			December 31, 2020
	Revenue		Organic	Revenue		Organic	Change in
	as		Revenue	as		Revenue	Organic Revenue
(in thousands)	Reported	Acquisitions	(Non-GAAP)	Reported	Acquisitions	(Non-GAAP)	$ Change	% Change
Biopharma/Pharma	$180,203	$126,653	$53,550	$66,394	$28,243	$38,151	$15,399	40.4%
Animal Health	33,353	32,252	1,101	7,846	6,942	904	197	21.8%
Reproductive Medicine	9,052	3,748	5,304	4,456	641	3,815	1,489	39.0%
Total revenues	$222,608	$162,653	$59,955	$78,696	$35,826	$42,870	$17,085	39.9%

Note: Organic revenue refers to Cryoport Systems and CRYOGENE. Acquisitions include CRYOPDP and MVE Biological Solutions acquired in October 2020.